Exhibit 10.11

AGREEMENT FOR PROVISION OF SERVICES

Drawn up and signed on 11 June 2015

between

L. & S. Light & Strong Ltd

Private Company 514030741

of Ha'adom Street, Kanot Industrial Area, P.O. Box 7042

Gadera 707000

(hereinafter: "the company")

of the one part

and

Udi Pridan

I.D. 053556593

of 161 Arlozorov Street, Tel Aviv

(hereinafter: "the services provider")

of the other part

Whereas	The company is a private company which is incorporated in Israel and wishes to list the company for trading on the stock exchange in the USA;

And whereas	The company wishes to receive consulting services on the communications aspect, in order to promote and market the company and its business activities, including in connection with promotion of capital raisings and location of potential investors for the company;

And whereas	The services provider has significant experience, inter alia in provision of advertising and communications consulting services and in public relations;

And whereas	The services provider wishes to provide the company with the services, as defined below, by means of this agreement, in accordance with the provisions of this agreement;

And whereas	The services provider declares that he has the professional knowledge, the expertise, the necessary experience, the ability and the necessary means to provide the services as defined below;

And whereas	The parties wish to arrange their relations and to put them in writing, as set out in this agreement below;

Now therefore it has been stipulated, declared and agreed between the parties as follows:

1.	Preamble

1.1	The preamble to this agreement and the parties' declarations therein form an integral part thereof.

1.2	The appendices to this agreement form an integral part of this agreement and have the status of terms thereof. In the event of conflict, the provisions of this agreement shall prevail over the provisions of the appendices.

1.3	This agreement has been divided into sections and appendices and headings have been given to the sections of the agreement and its appendices for reasons of convenience only, and they are not to be used for interpretation purposes.

2.	The contractual relations

2.1	The company is hiring the services of the services provider as an independent contractor and the services provider shall provide the company with the following services: advertising and communications consulting services, promotion of capital raisings for the company and dealing with the company's public relations, including:

(a) communications assistance and advice in all matters concerning the marketing of the company and its fields of activity; (b) preparation of presentations and publications for potential investors (all jointly, hereinafter – "the services").

2.2	The services to the company by the services provider shall be provided and performed by Udi Pridan alone and this is a fundamental term of the agreement.

3.	Scope of the services

The services shall be provided to the company by the services provider as agreed with the CEO of the company or anyone whom the CEO of the company authorizes in this regard, for the number of hours fixed by the company management by arrangement in advance with the services provider.

4.	Consideration

4.1	In return for provision of the services and against fulfillment of all the services provider's undertakings under this agreement, the company shall allocate the services provider 1.5% of the company's issued and paid-up capital as at the date of signature of the agreement, that is to say 901,929 ordinary no par value shares in the company. The allocation of the shares to the services provider under this sub-clause 4.1 shall take place within thirty days from the date of listing the company for trading on the stock exchange in the USA.

4.2	In addition to allocation of the shares as set out in clause 4.1 above, subject to the following terms the company undertakes to allocate the services provider up to a further 2% of the company's issued and paid-up capital after the capital raising:

4.2.1	The services provider shall take action to raise capital for the company in the sum of two (2) million US dollars, to locate potential investors and to conduct negotiations with them (hereinafter: "the capital raising").

4.2.2	The management and marketing of the aforesaid capital raising, headed by the services provider, shall be carried out on the basis of a company value of 14 million dollars before the funds and before the listing of the company for trading on the stock exchange in the USA.

4.2.3	In return for such capital raising, the company shall allocate the services provider up to a further 2% of the company's issued and paid-up capital after the abovementioned capital raising under sub-clause 4.2, pro rata to the amount of capital which is actually raised from investors who invested in the company as a result of or in connection with the provision of the services. (For example: in a capital raising of 2 million US dollars the company shall allocate the services provider 2% of the company's issued and paid-up capital as at the date of the allocation, but if the capital raising amounts to 1 million dollars, the company shall allocate the services provider shares pro rata to the capital raised through him, that is to say, the company shall allocate 1% of the company's issued and paid-up capital as at the date of the allocation. It is clarified that the example is only meant to illustrate the method of calculating the pro rata consideration and does not fix the terms of the capital raising).

4.2.4	Allocation of the shares to the services provider under sub-clause 4.2 shall take place within 30 days after completion of the capital raising and signature of a binding agreement with the new investors.

4.3	Allocation of the shares to the services provider under clause 4 shall take place against a tax invoice, which shall be issued to the company on behalf of the services provider.

4.4	The shares shall be granted in accordance with and subject to authorizations and authorizations under the law.

4.5	The parties agree that the consideration in clause 4.1 and 4.2 above constitutes full consideration for provision of the services.

4.6	The parties agree that, apart from the consideration mentioned in this clause, the services provider shall not be entitled to receive any benefit and/or fee and/or additional remuneration of any kind from the company and/or from any third party for provision of the services which are the subject of this agreement.

4.7	The services provider declares and confirms that from the consideration set out in this clause above the company shall deduct any tax necessitated by the provisions of any law or in accordance with the provisions of a certificate in respect of exemption from withholding tax from the tax authorities which instructs otherwise, if such a certificate is forwarded to the company by the services provider.

4.8	The services provider undertakes to furnish the company with an invoice in connection with the above consideration and the company shall pay the services provider the VAT amount stated in the invoice in cash. The services provider also undertakes to furnish the company with an exemption from withholding tax. If the services provider does not furnish such an exemption the company may deduct withholding tax.

5.	The services provider's undertakings

Without derogating from the other provisions of this agreement the services provider undertakes, confirms and declares as follows:

5.1	That the services provider has the necessary qualifications, ability and experience to provide the services to the company.

5.2	That the services provider shall be permitted, during the period of existence of this agreement, to provide services to any third party and to engage in any activity, provided that this does not affect his undertakings to the company under the provisions of this agreement and does not create a conflict of interests with the services provided to the company.

5.3	That the services provider shall refuse to accept and shall not accept any payment and/or other benefit from any third party in connection with provision of the services to the company, including from investors and/or customers and/or suppliers of the company, whether directly or indirectly, except the consideration in this agreement. It is clarified that the company shall be entitled to any profit or benefits or rights derived in such circumstances. The aforesaid shall not apply to any of the services provider's clients in connection with his other activities which are not related to provision of the services to the company.

5.4	That the services provider shall provide the services to the company with maximum consideration, honestly, loyally and with dedication, making full use of his qualifications, ability, experience and knowledge for the benefit and advancement of the company.

5.5	That the services provider shall inform the company, immediately and without any delay, of any matter and/or subject in which he has a personal interest and/or which may create a conflict of interests with the provision of the services to the company under this agreement.

5.6	That the services provider shall safeguard the company's equipment which is in his hands or in his possession, including the good order of the company's equipment, whether it was given to him by the company or came into his hands in another manner, including company equipment which was invented, prepared or assembled by him, and shall refrain from removing company equipment from the company or from its offices /warehouses, except with the company's authorization and in accordance with the procedures laid down by it, as they shall be varied from time to time, and shall return any such equipment immediately after use and immediately upon demand by the company management.

5.7	That he shall act in accordance with the provisions of any law and statute regarding provision of the services as stated in this agreement.

5.8	That he does not have any handicap preventing him from providing the services to the company under this agreement.

5.9	That he does not have any criminal past and/or criminal record at the Israel Police and as far as he knows there is no claim and/or case and/or investigation by the police or another statutory authority against him and there is no reason for any such proceeding to be lodged/ opened/ conducted against him.

5.10	The company shall not bear the services provider's financial liability in connection with any activity connected with the services, unless it authorized it in advance and in writing.

5.11	The services provider shall not give, confirm or carry out any undertaking in the name of the company and/or for it, and his undertakings and/or actions vis-à-vis any third party shall not bind the company in any way.

5.12	The provisions of this clause 5 are fundamental and go to the root of this agreement. Accordingly, the services provider undertakes to indemnify the company for any damage and/or expense caused to it as a result of his breach of his undertakings and declarations in this clause 5.

6.	Declarations and undertakings

Each party declares that there is no legal and/or contractual and/or other impediment to it entering into this agreement.

7.	The services provider's status

7.1	Without derogating from the other provisions of this agreement, the parties agree that the services provider serves as an independent contractor for all purposes and that no employer-employee relations in any form or manner exist or will exist between the parties and that the parties will not be entitled to any payment and/or consideration and/or any right due to an employee from his employer by law and/or practice and/or custom, from each other.

7.3	Clause 7 above, with all its sub-clauses, is an essential and fundamental term of the agreement.

8.	The agreement period and termination thereof

8.1	This agreement is for an indefinite period of time, commencing on the date of the approval by the board of directors of the company (as set out in clause 11 below), in accordance with the provisions of the Companies Law, 5759-1999 (hereinafter: "the Companies Law").

8.2	Notwithstanding the provisions of clause 8.1 above, each party may bring this agreement to an end by at least 60 days' advance written notice to the other party, and this shall not be deemed to be breach of the agreement (hereinafter: "advance notice" and "the advance notice period" respectively).

8.3	During the advance notice period the services provider shall continue to provide the services to the company, unless otherwise agreed between the parties.

8.4	In addition, and without derogating from any other provision of this agreement, the company shall have the right to cancel this agreement immediately and at any time for any of the reasons specified below: (a) If the services provider has breached any of his undertakings under this agreement and the breach has not been remedied within fourteen (14) days of receipt of written notice from the company to the services provider of such breach; (b) The services provider has been convicted in court of commission of a criminal offence relating to provision of the services to the company or a criminal offence involving moral turpitude; (c) The court has held that the services provider caused damage to the company maliciously or with gross negligence; (d) The services provider has lost his legal capacity and/or lost his working capacity for a period of more than 45 days.

8.5	It is clarified that in any case where this agreement is canceled as aforesaid, the services provider shall not be entitled to receive any consideration beyond the consideration to which the services provider has become entitled under the provisions of this agreement before such cancellation thereof.

8.6	The services provider shall be permitted to cancel the agreement immediately, without the need for giving any advance notice, in each of the following cases: (a) The company has breached any of the provisions of this agreement and the breach has not been remedied within 30 days of receipt of written notice from the services provider to the company of such breach; (b) If the company has been wound up and/or an application for its winding up has been lodged and/or a resolution for its winding up has been passed and/or an application has been lodged for the appointment of and/or there has been an appointment of a temporary and/or permanent receiver for all and/or some of its assets and/or an attachment order has been imposed on any of its assets (whether temporary or permanent) and the Execution Office has taken action against all or some of its assets.

8.7	The services provider may not demand and/or receive any amount of compensation for termination of provision of the services (except what is due to him in return for the services during the period of provision of the services), including for injury to reputation, loss of profits, losses, expenses (of any kind), etc.

9.	Conflicting claim

9.1	It is agreed, by fundamental agreement going to the root of this contract, that the contractor's consideration on which the company and the services provider have agreed in this agreement has been determined taking into account the fact that the services provider is an independent contractor and does not serve as an "employee" of the company and that the company will not have any additional costs in respect of his employment or termination of his employment, including any social benefits (including annual leave, recuperation pay, national insurance charges, benefits, severance pay, continuing education fund, maintenance, travelling expenses, board and lodging, payments for festivals, telephone expenses, entertainment, reserve duty, maternity leave, vehicle expense, etc.), so that the consideration for the services, as agreed upon in this agreement, is the full, overall and sole cost which the company will have in connection with receipt of the service provider's services and provision of the services which he is providing to the company under this agreement as an independent contractor.

9.2	If a court or other competent party holds, whether at the request of the services provider or at the request of any other party, that the services provider provided his services to the company as an "employee", despite the provisions of this agreement, the parties agree that the determining salary for the purpose of any law (such as severance pay, leave, advance notice) shall be in a sum equal to 60% of the consideration actually paid to him by the company, whereas the remaining 40% of the consideration shall be deemed to be payment made to the services provider on account of severance pay, leave pay, sick pay, recuperation pay and national insurance.

9.3	The aforesaid shall not derogate from any other relief and/or remedy available to the company under this agreement and/or by law.

10.	Taxation

10.1	It is hereby clarified that any taxable event which occurs as a result of allocation of shares in the company to the services provider in accordance with the provisions of this agreement and fulfillment of any of the obligations imposed in connection with the allocation of the shares shall be borne by the services provider alone.

10.2	The services provider declares that he is aware that the allocation of the shares under the provisions of this agreement may lead to the imposition of tax liability on the services provider. The services provider hereby confirms that he is aware that he must consult a tax adviser in this matter, with regard to the tax liabilities which he may incur in respect of this agreement and/or the implementation of any of its provisions, including in connection with allocation of shares in the company. The aforesaid does not constitute an opinion and/or recommendation to the services provider and/or an exhaustive discussion of the tax aspect of the allocation of the shares.

11.	Suspensive condition

The coming into effect of the agreement, including the allocation of the shares, is conditional upon receipt of the approval of the competent organs of the company which are required to approve it under the Companies Law, including the board of directors of the company, and, if necessary, the approval of the general meeting with the majority required for this under the law (hereinafter: "the determining date").

12.	Maintenance of confidentiality

12.1	At the time of signature of this agreement the services provider shall sign a letter of undertaking to maintain confidentiality, which is attached as Appendix A to this agreement and forms an integral part thereof. In addition, the parties undertake to keep the details of this agreement and any detail concerning the terms of his employment confidential and not to disclose them to anyone, unless there is a legal duty to do so. The aforesaid maintenance of confidentiality is for the period of provision of the services by the services provider and also for an unlimited period after conclusion of provision of the services.

12.2	The provisions of this clause 12 are fundamental and go to the root of the contractual relations between the parties which are the subject of this agreement.

13.	Property

13.1	Plans, opinions, ideas, trademarks, patents and intellectual property rights, etc, which are developed and/or prepared by the services provider for the company and/or for any or its customers shall at all times be the sole and absolute property and possession of the company and he shall not be entitled to any payment and/or remuneration and/or compensation for any of them, except the consideration fixed in this agreement.

13.2	Without derogating from the services provider's other undertakings, the services provider hereby undertakes to hand over to the company all the documentation in his possession regarding the provision of the services by him to the company, including, but not limited to, the original plans, the original software and all the documents, information, databases, explanations and all other information, whether in writing or in digital and/or analog form or in verbal form or in any other form under the provisions of this agreement, whenever called upon and immediately upon being called upon to do so.

13.3	The company is permitted at any time, in its sole and absolute discretion, to use the material and/or any knowledge, document, software, database, plan and other similar details provided by the services provider, and the company may publish and/or give all or some of the material to anyone it sees fit, in its sole discretion, in any manner and without having to obtain any consent from the services provider.

13.4	The services provider undertakes that any knowledge, document, object, information etc. which by their nature are not common property, which have reached the services provider as a result of and/or in connection with the provision of the services provider's services, will not be issued and/or transferred and/or handed over to any third party and/or to the public domain, including any part thereof and/or right thereunder and/or any benefit.

14.	Professional liability and claims

14.1	The services provider undertakes, by a fundamental undertaking which goes to the root of this agreement, to inform the company immediately and in writing of the occurrence of an event as a consequence of which there is a suspicion that a claim will be lodged against the services provider and/or the company on account of negligence and/or an omission and/or an act in connection with the provision of the services to the company.

14.2	In addition, the services provider undertakes to inform the company in writing of any claim and/or demand and/or letter and/or complaint which is lodged against him as a result of his activities as the services provider, immediately and without delay. In his aforesaid notice the services provider shall set out all the details of the incident and shall furnish the company with the relevant documents, so that the company may consider the continued provision of the services by the services provider to the company in the light of the incident.

14.3	The services provider undertakes to indemnify the company for any damage and/or expense caused to it in connection with and/or as a result of what is stated in this clause 14.

14.4	In addition, and without derogating from any other provision of this agreement, including clause 14.3 above, the company shall have the right to cancel this agreement forthwith immediately upon the occurrence of any of the events mentioned in this clause 14 above.

14.5	Notwithstanding the aforesaid, the company undertakes to indemnify the services provider for any damage, loss or expense caused to the services provider as a result of provision of misleading information by the company to the services provider, maliciously or intentionally.

15.	Lack of rights

On the date of termination of provision of the services by the services provider, the services provider undertakes to hand over and/or return to the company all the documents and all the information (as it appears in documents, disks and/or any other storage platforms) which he has in connection with provision of his services to the company, and not to take with him any documents or information relating to the said rights and the provision of his services to the company.

16.	Miscellaneous

16.1	This agreement formulates all that has been agreed upon between the services provider and the company. Upon signature of this agreement all agreements, understandings and letters of undertaking exchanged between the parties before signature thereof, if any, shall be null and void.

16.2	The provisions of this agreement do not limit the company's right to contract with various other parties for provision of the services, and such contract shall not constitute breach of this agreement in any instance.

16.3	The provisions of the agreements and arrangements applicable to the company employees and the terms of employment of the salaried employees of the company and the terms applicable to other contractors at the company (if any) shall not apply to the relations between the company and the services provider.

16.4	No conduct by either of the parties shall be deemed to be waiver of any of its rights under this agreement and/or under any law, or as waiver and acquiescence by it to any breach or non-fulfillment of a term of the agreement by the other party or as granting a postponement or extension or as an alteration, cancellation or addition to any term, unless made expressly and in writing.

16.5	Any alteration, addition or amendment to this agreement shall be made in writing and shall only be binding after signature thereof by both parties.

16.6	The competent court in the city of Tel Aviv is hereby granted sole and exclusive jurisdiction to hear any dispute arising in connection with this agreement and/or provision of the services under this agreement.

17.	Addresses and notices

17.1	The parties' addresses for the purpose of this agreement are as set out in the preamble to this agreement or any other address of one of the parties of which it gives notice in writing to all the other parties.

17.2	Any notice sent by one party to another shall be sent in writing by registered post according to the addresses which appear in the preamble to this agreement and/or by delivery by hand. A notice given by post shall be deemed to have been received within 72 hours from the date of sending it by registered post at a post office in Israel. A notice delivered by hand shall be deemed to have been received immediately upon delivery. For the purpose of this clause Saturdays and Jewish holidays shall not be taken into account.

In witness whereof the parties have signed

(signature and company stamp)	(signature)
The Company	The Services Provider

Appendix A

11 June 2015

To

L. & S. Light and Strong

(hereinafter: "the company")

Dear Sir/Madam

Re: Undertaking to maintain confidentiality

I refer to the agreement for provision of services which I entered into with the company on 11 June 2015 (hereinafter: "the agreement"), as part of which I have in the past been exposed to and will in the future be exposed to information about the company, including confidential information, as defined below. Therefore, and as you wish to ensure that such confidential information will not be disclosed to any third party, except to my employees and/or others acting by my authority and/or on my behalf (hereinafter: "third party") and will not be used for any purpose except provision of the services to the company (as defined in the agreement), I hereby undertake the following towards you:

"confidential information" - Any information relating to the company and its activities which has been and/or will be conveyed to us, whether in writing or verbally, and any material, knowledge or other information in connection with the company (hereinafter jointly: "the information"), provided that the information reached us and/or anyone on our behalf from the company and/or anyone on its behalf, whether verbal or in writing, except information which is common knowledge or information which has become common knowledge or which was known to us before it was given to us by the company or anyone on its behalf or which reached us or will reach us from third parties, other than as a result of breach of our undertakings towards you under this letter of undertaking.

2.	To keep fully and absolutely confidential and not to convey, disclose, publish or describe to a third party the confidential information, in whole or in part, unless I receive your advance written authorization to do so, and on the conditions which you will specify.

3.	To keep confidential the very existence of the confidential information, except as required by law and in coordination with you.

4.	Not to copy, photocopy, duplicate, print, publish or make use of the confidential information in any manner, and/or not to allow a third party to do so, unless we have received express authorization from you in advance and in writing to do so.

5.	Without derogating from the generality of the aforesaid, I undertake not to convey, disclose, publish or describe the confidential information without your advance written consent, to a third party, except my employees and/or parties acting by my authority and/or on my behalf who require the confidential information for the purpose for which the confidential information was conveyed to us, as aforesaid, and on condition that they shall expressly and in advance undertake to maintain full confidentiality of the confidential information, in accordance with the contents of this letter.

To remove doubt it is emphasized that non-compliance with any of the abovementioned terms by any of my employees and/or parties acting by my authority and/or on my behalf shall not release me from my undertakings and obligations under this undertaking to maintain confidentiality.

6.	To be extremely strict in maintaining the confidentiality of the confidential information, and to take the necessary precautions to avoid the possibility of the confidential information leaving my possession and reaching a third party.

7.	Subject to the provisions of any law, and if I am required by any law to furnish the confidential information and/or any part thereof, directly or indirectly, I shall inform you thereof immediately and in writing, if possible before furnishing any information as aforesaid, and if this is not possible by law, as soon as possible after furnishing it. In addition, subject to the provisions of any law, I undertake that in the aforesaid circumstances I will do my best to leave you a reasonable and adequate opportunity to defend yourselves against such a demand.

8.	You shall be entitled to claim any legal remedy available to you under any law against me in the event of breach of any of my aforesaid undertakings, whether by me or by any of my employees and/or parties acting by my authority and/or on my behalf, including a claim for a restraining order, mandatory injunction or Anton Piller order.

9.	I hereby declare that I am aware that you are giving and/or will give me the confidential information in reliance on my aforesaid undertakings and I undertake that those undertakings will remain in full force for an unlimited time, unless in the interim the aforesaid information has ceased to be confidential other than as a result of my breach of this agreement.

10.	No waiver, delay, failure to take action or grant of an extension by you shall be interpreted as a waiver by you, jointly and/or severally, of your rights under this undertaking to maintain confidentiality or under any law, and you shall not be precluded from taking any legal and other steps necessary in order to exercise your rights.

11.	During the entire period of my activities I undertake to avoid any situation of conflict between my interests and the company's interests, in my dealings with suppliers, customers, public authorities and any other body or person who deals with or wishes to deal with the company, and in the conduct of my personal affairs.

12.	Any alteration of and/or deviation from any of the provisions of this undertaking to maintain confidentiality shall not be valid unless specified in writing and in advance and signed by the parties.

13.	If I am required by law to furnish the confidential information, and/or any part thereof, I undertake to inform you thereof immediately and in writing, to enable you to consider embarking upon appropriate legal proceedings and/or waiver of the application of this document to the information required. If you do not succeed in such proceedings, I undertake to furnish, as aforesaid, only that part of the confidential information required under any law, and to do my best to ensure that the information is kept confidential.

14.	Without derogating from the aforesaid, I undertake that during my work at the company and for a period of 24 months after the conclusion of my work at the company, not to attempt to persuade employees and/or others engaged by the company and/or customers and/or suppliers of the company to terminate their association with the company, and not to employ or contract with any of the company's employees.

15.	I agree and confirm that all the rights of any kind, whether proprietary or other, in the ideas and/or work methods and/or software and/or products and/or patents and/or developments and/or improvements and/or processes and/or techniques (jointly "inventions") which I develop while working for the company and/or in which I take part and/or in the development of which I am involved shall belong to the company alone, and I shall not have any rights in them, and I shall be prohibited from making any use of them, whether during the period of my work at the company or afterwards. The aforesaid shall not derogate from any other undertaking by me in favour of the company on the aforesaid subjects. To remove doubt, I hereby assign to the company or to whomever it instructs, any right, including moral right and economic right, which I have or shall have in the inventions.

16.	I confirm that the provisions of this undertaking are intended to supplement one another and not to derogate from one another, and they are intended to supplement my obligations under any law.

17.	I hereby confirm that I have read this letter of undertaking carefully and have understood its contents and the significance of my undertakings under it, and I give these undertakings of my own free will and with the awareness and understanding that each of my above undertakings is fundamental to the company's contract with me and that it is essential for the protection of the legitimate interests and property of the company.

Yours faithfully
(signed)
Udi Pridan